Subject to Completion Preliminary Term Sheet dated July 31, 2024
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-268718 and 333-268718-01
(To Prospectus dated December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY ARN-1 dated January 12, 2023)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	August , 2024 September , 2024 October , 2025
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC
Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Maturity of approximately 14 months
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3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of [10.00% to 14.00%]
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1-to-1 downside exposure to decreases in the Underlying Fund, with 100% of your investment at risk
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All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-7 of this term sheet, and “Risk Factors” beginning on page PS-7 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is expected to be between $[*] and $[*] per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.000	$
Underwriting discount(1)	$ 0.175	$
Proceeds, before expenses, to BofA Finance	$ 9.825	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
August    , 2024

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Summary
The Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October  , 2025 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law.  The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the iShares® U.S. Aerospace & Defense ETF (the “Underlying Fund”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The iShares® U.S. Aerospace & Defense ETF (Bloomberg symbol: “ITA”)
Starting Value:	The Closing Market Price of the Market Measure on the pricing date
Ending Value:
The average of the Closing Market Prices of the Market Measure times the Price Multiplier on each calculation day occurring during the maturity valuation period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.

Price Multiplier	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-28 of the accompanying product supplement
Participation Rate:	300%
Capped Value:	[$11.00 to $11.40] per unit, which represents a return of [10.00% to 14.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging- related charge of $0.05 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY ARN-1 dated January 12, 2023: https://www.sec.gov/Archives/edgar/data/70858/000119312523007149/d431484d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the Underlying Fund decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek principal repayment or preservation of capital.
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You seek an uncapped return on your investment.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Hypothetical Payout Profile and Examples of Payments at Maturity
The below graph is based on hypothetical numbers and values.
Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.20 per unit (the midpoint of the Capped Value range of [$11.00 to $11.40]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, a Capped Value of $11.20 (the midpoint of the Capped Value range of [$11.00 to $11.40]) per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and Capped Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
104.00	4.00%	$11.20(2)	12.00%
110.00	10.00%	$11.20	12.00%
120.00	20.00%	$11.20	12.00%
130.00	30.00%	$11.20	12.00%
140.00	40.00%	$11.20	12.00%
150.00	50.00%	$11.20	12.00%
160.00	60.00%	$11.20	12.00%
(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.
Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.20 per unit
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

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Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” on page TS-12, as well as fees paid for certain electronic platform services with respect to this offering. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in the Underlying Fund or in shares of companies included in the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Market Measure-related Risks
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The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

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The sponsor of the Dow Jones U.S. Select Aerospace & Defense Index, which is the Underlying Fund’s underlying index (the “Underlying Index”), may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

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You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

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While BAC and our other affiliates may from time to time own securities of companies included in the Underlying Fund, we, BAC and our other affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■	There are liquidity and management risks associated with the Underlying Fund.
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The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

■	Risks associated with the Underlying Fund or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.
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The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-28 of product supplement EQUITY ARN-1.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-37 of the accompanying product supplement.

Additional Risk Factors
The stocks held by the Underlying Fund are concentrated in one sector.
The Underlying Fund holds securities issued by companies in the aerospace and defense sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
Adverse conditions in the aerospace and defense sector may reduce your return on the notes.
All of the stocks held by the Underlying Fund are issued by companies whose primary lines of business are directly associated with the aerospace and defense sector. The aerospace and defense sector may be significantly affected by changes in government regulations and spending policies, changes in economic conditions and industry consolidation. As a result of these factors, the value of the Notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the aerospace and defense sector.
A limited number of equity securities held by the Underlying Fund may affect its price.
As of July 24, 2024, the top three equity securities held by the Underlying Fund constituted 44.18% of the total weight of the Underlying Fund. Given this concentration, any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the Underlying Fund and the value of the notes.
Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, the advisor to the Underlying Fund. The advisor, which licenses the copyright and all other rights to the Underlying Fund, has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the advisor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the ARNs – Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-31 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund or any successor underlying fund.
The iShares® U.S. Aerospace & Defense ETF
The ITA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Select Aerospace & Defense Index, its underlying index. The Dow Jones U.S. Select Aerospace & Defense Index was developed by S&P Dow Jones Indices and is designed to track the performance of companies in the aerospace and defense sector. The ITA uses a representative sampling strategy to try to track the Dow Jones U.S. Select Aerospace & Defense Index and generally will invest at least 80% of its assets in the components of the Dow Jones U.S. Select Aerospace & Defense Index. The returns of the ITA will be reduced by certain management fees and other expenses, which are detailed in its prospectus.
The Dow Jones U.S. Select Aerospace & Defense Index
General
The Dow Jones U.S. Select Aerospace & Defense Index is a float-adjusted market capitalization-weighted index that is designed to measure the performance of U.S. companies in the aerospace and defense sector. Component companies consist of manufacturers, assemblers and distributors of aircraft and aircraft parts primarily used in commercial or private air transport and producers of components and equipment for the defense industry, including military aircraft, radar equipment and weapons. The Dow Jones U.S. Select Aerospace & Defense Index has a base date of December 31, 1991. The Dow Jones U.S. Select Aerospace & Defense Index is reported by Bloomberg L.P. under the ticker symbol “DJSASD.”
Index Eligibility
The index universe includes all common stocks of companies in the Dow Jones U.S. Broad Stock Market Index that are categorized into the aerospace or defense sectors, based on a proprietary classification system used by S&P Dow Jones Indices. The Dow Jones U.S. Broad Stock Market Index is designed to measure the performance of large- and small-capitalization U.S. equity securities. To be eligible for inclusion in the Dow Jones U.S. Broad Stock Market Index, a company must (1) be a “U.S. company”, which is generally defined as a company that files 10-K annual reports and for which the U.S. portion of fixed assets and revenues constitute a plurality of the total, but need not exceed 50%, (2) primary listing must be on one of the following U.S. stock exchanges: NYSE, NASDAQ Capital Market, NYSE Arca, CBOE BZX, NYSE American, CBOE BYX, NASDAQ Global Select Market, CBOE EDGA, NASDAQ Select Market, CBOE EDGX, Investors Exchange (IEX) and (3) a corporation (including equity and mortgage REITs). Only common stock of a company is eligible for inclusion in the Dow Jones U.S. Broad Stock Market Index. All publicly listed multiple share class lines are eligible for inclusion in the Dow Jones U.S. Select Aerospace & Defense Index, subject to meeting the eligibility criteria.
Constituent Selection
On the last business day of the month prior to the quarterly rebalancing, a nonconstituent company must have float-adjusted market capitalization of at least $500 million to enter the Dow Jones U.S. Select Aerospace & Defense Index. If a company is already an index constituent, its float-adjusted market capitalization must be at least $250 million to remain in the Dow Jones U.S. Select Aerospace & Defense Index. At each quarterly rebalancing, if the component count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-component in the eligible universe is added until the component count reaches 22.
Index Calculation
The Dow Jones U.S. Select Aerospace & Defense Index is a capped, float-adjusted market capitalization-weighted index. On any given day, the index value of the Dow Jones U.S. Select Aerospace & Defense Index is the total float-adjusted market capitalization of the Dow Jones U.S. Select Aerospace & Defense Index’s constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the Dow Jones U.S. Select Aerospace & Defense Index multiplied by the number of shares used in the index value calculation, and reflects adjustments from an additional weight factor used to confine constituents to a maximum weight and distribute excess weight among remaining constituents.
Constituent Weighting
The Dow Jones U.S. Select Aerospace & Defense Index is weighted by float-adjusted market capitalization, subject to the following adjustments, which are made as part of the quarterly rebalancings in March, June, September, and December:
●	The weight of any individual company is capped at 22.50%.
Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
●
If any company’s weight exceeds 22.5%, that company’s weight is capped at 22.5% and all excess weight is proportionally redistributed to all uncapped companies within the Dow Jones U.S. Select Aerospace & Defense Index. If after this redistribution, any company breaches the 22.5% weight cap, the process is repeated iteratively until no company breaches the 22.5% weight cap.

●	Then, the aggregate weight of the companies in the Dow Jones U.S. Select Aerospace & Defense Index with a weight greater than 4.5% is capped at 45%.
Index Rebalancing
The Dow Jones U.S. Select Aerospace & Defense Index is rebalanced quarterly, effective at the open of trading on the Monday following the third Friday of March, June, September and December. Component eligibility is determined as of the last trading day of the month prior to rebalancing. As part of the rebalancing process, index composition, shares and weight caps are adjusted, if necessary.
Additions
With the exception of spin-offs, no additions are made to an index between quarterly rebalancings.
Deletions
Between rebalancings, a company can be deleted from an index due to corporate events such as mergers, acquisitions, takeovers, delistings or bankruptcies. Deleted constituents are not replaced between rebalancings. If, during the course of the regular review of company classifications, a constituent’s sector classification changes to an ineligible sector, it is removed from the relevant index at the next rebalancing. If a constituent’s sector classification changes due to a corporate action such as a merger or spin-off, it is evaluated and may be removed from the relevant index at that time.
In addition to the scheduled quarterly rebalancings, the Dow Jones U.S. Select Aerospace & Defense Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Dow Jones U.S. Select Aerospace & Defense Index components will be announced at least two business days prior to their implementation date.
Corporate Actions
Type of Corporate Action	Comments	Divisor Adjustment
Company Addition/Deletion
Addition: Companies are added at the float market capitalization weight.
Deletion: The weights of all stocks in the Dow Jones U.S. Select Aerospace & Defense Index will proportionally change. Relative weights will stay the same.
Yes
Change in Shares Outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the Dow Jones U.S. Select Aerospace & Defense Index.	Yes

Split/Reverse Split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio.	No

Spin-off
The spun-off company is added to the Dow Jones U.S. Select Aerospace & Defense Index at a zero price after the market close of the day before the ex-date (with no divisor adjustment). It will remain in the index until the next index rebalancing, at which time it will be evaluated for continued membership.
Maybe

Change in Investable Weight Factor (“IWF”)	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the Dow Jones U.S. Select Aerospace & Defense Index.	Yes

Special Dividends	The stock price is adjusted by the amount of the dividend.	Yes

Rights Offering
All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio.
Yes
Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Index Governance
An S&P Dow Jones Indices Index Committee (the “Index Committee”) maintains the Dow Jones U.S. Select Aerospace & Defense Index. All Index Committee members are full-time professional members of S&P Dow Jones Indices’ staff. The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.
The Index Committee reserves the right to make exceptions when applying the methodology if the need arises.
The following graph shows the daily historical performance of the Underlying Fund in the period from January 1, 2014 through July 22, 2024. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 22, 2024, the Closing Market Price of the Underlying Fund was $135.68.
Historical Performance of the Underlying Fund

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This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.
Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
The costs included in the public offering price of the notes will include a fee paid by us to LFT Securities, LLC for providing certain electronic platform services with respect to this offering. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
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the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

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a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-22 of the accompanying product supplement.
Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to the iShares® U.S. Aerospace & Defense ETF, due October , 2025
Summary Tax Consequences
 You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Underlying Fund.

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Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 71 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY ARN-1.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
 “Accelerated Return Notes®” and “ARNs®” are BAC’s registered service marks.
Accelerated Return Notes®	TS-13